Exhibit 10.12

FORM OF

SAVINGS INSTITUTE

DIRECTOR CONSULTATION PLAN

Effective May 21, 2003 the Savings Institute Director Consultation Plan (the “Plan”) is established to induce selected retired directors of the Savings Institute (the “Bank”), a savings bank headquartered in Willimantic, Connecticut, to participate in the Plan and to continue to provide services to the Bank.

1. PURPOSE. The purpose of the Plan is to secure the ongoing services of certain directors of the Bank who have served for many years as directors and who have retired or will retire as directors of the Bank, but are willing to contribute their experience and knowledge of the operations of the Bank as consultants. The Plan seeks to accomplish this purpose and achieve this result by providing future compensation for those directors of the Bank who become consultants and who provide services to the Bank in accordance with the Plan.

2. ADMINISTRATION. The Plan shall be administered by the Board of Directors of the Bank (the “Board”). Any action of the Board with respect to the administration of the Plan shall be taken pursuant to a majority vote or the unanimous written consent of its members. Subject to the express provisions of the Plan, the Board shall have the authority to construe and interpret the Plan; define the terms used herein; prescribe, amend and rescind the rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for administration of the Plan. All decisions, determinations, interpretations or other actions by the Board shall be final, conclusive and binding on all persons, inclusive of the consultant.

3. PARTICIPATION. Participation in the Plan shall be limited to those directors of the Bank identified as Participants in Exhibit A to the Plan (each, a “Participant”). Participants shall have independent contractor status with respect to consulting services rendered to the Bank.

4. TERM AS A CONSULTANT. A Participant’s service as a consultant shall commence as of the date of the Participant’s termination of service as a director of the Bank and shall continue until the earliest to occur of the following events:

A.	Death of the Participant;

B.	Resignation of the Participant as a consultant;

C.	Determination by the Board of Directors of the Bank that the Participant has not fulfilled the service requirements of Section 5; or

D.	The first date of the month following the Participant’s attainment of age 65 or such other date indicated in Exhibit A, if any.

Notwithstanding anything in the Plan to the contrary, a Participant shall not be retained as a consultant if his termination of service as a director, is for “Cause.” Cause shall mean termination of service as a director because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order on such Participant.

5. SERVICE REQUIREMENTS. To qualify for the remuneration described in this Plan, a consultant shall perform the following services:

A.	Continue to utilize the Bank as a banking facility for the Participant and his businesses, if any; and

B.	Continue to refer customers to the Bank and to support and promote the Bank within the communities served by the Bank; and

C.	Allow the Bank to utilize the consultant’s name in Bank publications; and

D.	Provide meaningful and comprehensive input on strategic and operational issues and policies as requested by the Bank from to time.

The Board may waive any of the individual service requirements set forth above on a case-by-case basis.

6. REMUNERATION. A Participant shall receive an annual fee, during the Participant’s term of service as a consultant equal to 70% of the average annual cash compensation (retainers and fees) received by the Participant for service as a director of the Bank during the three calendar years preceding the date on which the Participant retired as a director. Such amount shall be payable in monthly installments beginning with the first month of the Participant’s term of service and ending on the earlier of: (1) the 120th month following commencement of such monthly payments; or (2) the date on which the Participant attains age 82.

7. AMENDMENT. The Board of Directors may amend, modify, suspend or terminate this Plan at any time; provided, however, that any amendment, modification, suspension or termination shall not affect the rights of Participants to benefits which have accrued prior to the date of amendment.

8. NON-ALIENATION. No Participant shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

9. REORGANIZATION. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under the Plan. In the event of any merger, consolidation or acquisition where the Bank or its parent holding company, SI Bancorp, Inc. is not the surviving entity or restructuring corporation, or upon transfer of all or substantially all of the assets of the Bank, the Plan shall continue and be in full force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

10. GOVERNING LAW. Except to the extent preempted by federal law, the Plan shall be governed by the laws of the State of Connecticut.

11. EFFECTIVE DATE OF THE PLAN. The Plan is effective as of May 21, 2003.

IN WITNESS WHEREOF, the Bank executes the Plan as of the date indicated above.

SAVINGS INSTITUTE

By:

Title:

EXHIBIT A

The following directors shall be Participants in the Plan, up to the date on which such Participants attain age 82:

• Jack Stevens; and
• James Derby.

EXHIBIT B

ELECTION TO PARTICIPATE

I,                                                      , an eligible Participant of the Savings Institute Director Consultation Plan (the “Plan”) dated                                              , hereby agree that any and all rights and restrictions, that may apply to my participation are subject to the terms of the Plan.

Executed this              day of                             , 2003

Witness	Participant

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